EXHIBIT 99.1

News Release

First Solar, Inc. Announces Third Quarter 2015 Financial Results

•	Record Quarterly net sales of $1.3 billion

•	Record Quarterly GAAP earnings per fully diluted share of $3.41

•	Cash and marketable securities of $1.8 billion, net cash of $1.5 billion

•	Affirms 2015 EPS guidance of $4.30 to $4.50

•	Record 1.7GWdc of new bookings; Record annual bookings of 3.1GWdc year-to-date

TEMPE, Ariz., Nov 9, 2015 - First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the third quarter of 2015 following preliminary results issued on October 29, 2015. The Company has completed its analysis of the previously announced discrete income tax matter related to a foreign jurisdiction and has filed its complete Quarterly Report on Form 10-Q.
The Company is revising previously issued financial statements for the periods presented in the Quarterly Report on Form 10-Q, which was filed today, to properly record a liability associated with an uncertain tax position related to income of a foreign subsidiary. The revisions to the financial statements resulted in a $36.0 million decrease to accumulated earnings as of December 31, 2014. Additionally, these revisions will be reflected at the time the financial statement for annual and interim periods, and summary financial information, are published in the future. See “Revision of Previously Issued Financial Statements” in Note 1. “Basis of Presentation” to our condensed consolidated financial statements in our Quarterly Report on Form 10-Q filed today for more information.
First Solar’s third quarter 2015 net sales, gross margin and ending cash balances were all unchanged from the preliminary results issued previously. Earnings per fully diluted share increased to $3.41, as compared to the preliminary results.
The Company also affirmed the updated 2015 guidance provided in the preliminary earnings press release.

2015 Guidance Update	Current
Net Sales	$3.5B to $3.6B
Gross Margin %[1]	24% to 25%
Operating Expenses[1]	$395M to $405M
Operating Income[1]	$450M to $490M
Effective Tax Rate	4% to 6%
Earnings per Share[1]	$4.30 to $4.50
Net Cash Balance[2]	$1.3B to $1.4B
Capital Expenditures	$175M to $200M
Working Capital[3]	$1.1B to $1.2B
Shipments	2.8GW to 2.9GW

1.	Includes $80M benefit ($70M Gross Margin, $10M Opex) for a reduction in EOL obligation. EPS impact is $0.60

2.	Cash & Marketable securities less debt at end of 2015

3.	Expected increase in working capital from December 31, 2014

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About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar's renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and guidance resulting from the pending tax matter described in this release, including our assessment of the likelihood and amount of penalties that may be imposed on us (which penalties, if any, could cause the estimated financial impact to be significantly greater than the estimate provided in this release); our business strategy, including anticipated trends and developments in and management plans for our business and the markets in which we operate; future financial results, operating results, revenues, gross margin, operating expenses, operating income, effective tax rate, earnings per share, net cash balance, capital expenditures, working capital, shipments, products, projected costs (including estimated future module collection and recycling costs), warranties, solar module efficiency and balance of systems cost reduction roadmaps, restructuring, product reliability, investments in unconsolidated affiliates and capital expenditures; our ability to continue to reduce the cost per watt of our solar modules; our ability to reduce the costs to construct PV solar power systems; research and development programs and our ability to improve the conversion efficiency of our solar modules; sales and marketing initiatives; and competition. These forward-looking statements are often characterized by the use of words such as "estimate," "expect," "anticipate," "project," "plan," "intend," "believe," "forecast," "foresee," "likely," "may," "should," "goal," "target," "might," "will," "could," "predict," "continue" and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in Item 1A: "Risk Factors," of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the SEC.
Contacts
First Solar Investors
Steve Haymore
+1 602 414-9315
stephen.haymore@firstsolar.com
First Solar Media
Steve Krum
+1 602-427-3359
steve.krum@firstsolar.com

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